Exhibit 99.1

Green Energy Management Services Holdings, Inc. Announces 1-for-10 Reverse Stock Split

Baton Rouge, La., October 12, 2012 — Green Energy Management Services Holdings, Inc. (OTCBB: GRMS) (the “Company”) announced today that it has received approval from the Financial Industry Regulatory Authority (“FINRA”) to effectuate a 1-for-10 reverse stock split of all of the Company’s issued and outstanding shares of common stock.  The Company’s Board of Directors set Monday, October 15, 2012 as the effective date for the reverse stock split under the corporate law of the State of Delaware (the “Effective Date”).  According to FINRA’s approval, the 1-for-10 reverse stock split will take effect in the market at the open of business on Tuesday, October 16, 2012.  On October 16, 2012, the Company’s trading symbol will be “GRMSD”. That extra “D” will remain for 20 business days after which the trading symbol will revert to GRMS.

After the reverse stock split becomes effective, every ten (10) shares of the pre-split issued and outstanding shares of Company common stock, par value 0.0001 per share, will automatically be converted into one (1) post-split share of Company common stock, without any change in the par value of the shares, and without a corresponding reduction of the number of shares of common stock the Company is authorized to issue.  All fractional shares will be rounded up.  In addition, Company shares of common stock will continue to trade on the OTC Market under the symbol “GRMS”, but with the letter “D” added to the end of the trading symbol for a period of 20 business days as an indication that a reverse stock split has occurred.

The Company’s transfer agent, Computershare Trust Company, N.A., will act as exchange agent for the reverse stock split.  All records of Computershare Trust Company relating to the Company will be updated to reflect the reverse stock split.  Computershare Trust Company will provide shareholders of record as of the Effective Date of the reverse stock split with further instructions on the exchange of their current certificates. Stockholders who hold their shares through a brokerage account will be contacted by the banks or brokers with any relevant instructions.

Ronald P. Ulfers, Jr., Chairman, President and CEO of the Company, stated, “Before determining to proceed with this reverse stock split, the Board of Directors and the management of the Company carefully considered a number of factors, including the current trading price, appropriate time to effect the reverse stock split, stock volatility, current market and economic conditions, as well as the Company’s future plans.  The reverse split will increase the per share trading price of the Company’s common stock, thus making it more appealing to a broader range of investors, while at the same time the intrinsic value of the Company will remain the same. This, along with the changes that the new management team has been working on since last year will hopefully attract long term investors whose primary desire is to prosper, as the Company moves forward with its energy efficiency and energy management business”.

About Green Energy Management Services Holdings, Inc.

Based in the Baton Rouge, Louisiana and providing its services to customers nationwide, the Company is a full service energy efficiency and energy management company.  The Company provides its clients all forms of solutions to maximize the level of energy efficiency which can be achieved given the current technologies available to the Company, mainly based in two functional areas: (i) energy efficient lighting upgrades and (ii) water valve solutions.  The Company is primarily engaged in the distribution of energy efficient lighting units to end users who utilize substantial quantities of electricity.

The Company maintains its business operations on a nationwide basis, distributing products and services to municipal and commercial customers.  The Company purchases products from outside suppliers and utilizes outside contractors to complete customer projects.   Industry participants focus on assisting clients to effectively maximize energy efficiency.  The Company also provides its clients with water conservation solutions, primarily under long-term, fixed-price contracts, offering them a patented water valve technology, which has the ability to reduce residential and commercial water usage.

The Company’s technology reduces electricity usage by as much as 50% - 70% depending on the lighting replacement product, while the water management system can effectively reduce consumption and sewerage by as much as 20%.  The Company’s goal is to capture a significant portion of this benefit over the life of the contract, in exchange for providing the equipment, maintenance, management and technical expertise.

Addressing the energy efficiency arena, the Company concentrates its marketing efforts within geographic regions exhibiting higher than average per kilowatt hour utility rates and having energy customers who consume higher than average quantities of energy.  The Company then develops an energy efficiency/energy management program, which potentially provides end-users alternatives to decrease their energy consumption.  Additionally, in many instances, the Company assumes the management and maintenance of its clients’ lighting needs which affords its clients greater labor efficiencies.

Additional information on the Company may be found at www.gempowered.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” relating to the business of the Company, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current expectations with respect to future events and are subject to numerous risks, uncertainties and other factors that could cause actual results, events and developments to differ materially from those set forth in or implied by these forward-looking statements.  Factors that could cause actual results, events and developments to differ include, but are not limited to, those described in the Company’s reports on Forms 8-K, 10-Q and 10-K and proxy statements, which have been or will be filed by the Company with the United States Securities and Exchange Commission (the “SEC”), including, without limitation, those facts listed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2012.  All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.  The Company undertakes no obligation and expressly disclaims any obligation, to revise or publicly update any forward-looking statements, or to make any other forward-looking statements, whether as a result of changed assumptions, new information, future events or otherwise.

Contact:

Green Energy Management Services Holdings, Inc.
Investor Relations:

Ronald P. Ulfers, Jr., Chairman, President and CEO
(225) 364-2813